Exhibit 99.2

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE COMPLETES REFINANCING OF SENIOR SECURED CREDIT FACILITY

Extends Average Maturity of Debt; Lowers Debt Servicing Costs

Brentwood, Tennessee, November 5, 2004 - Doane Pet Care Company (the “Company”) reported today that it has entered into a new $230 million senior secured bank credit facility agreement. The proceeds from the new facility are being used to refinance the Company’s existing senior secured credit facility and for general corporate purposes. Credit Suisse First Boston acted as sole lead arranger and is the administrative agent for the new facility. The facility matures on the earlier of five years from the closing date or 91 days prior to the maturity of the Company’s senior subordinated notes due May 15, 2007, as such notes may be amended, extended or replaced.

Philip Woodlief, Vice President and CFO, said, “We are pleased to have obtained this favorable credit facility, which improves our capital structure by replacing our previous senior secured credit facility, which was scheduled to mature in December of 2005, as well as lowering our debt service costs and increasing our liquidity.”

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s plan to complete a refinancing, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 500 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: C. Edward Triplett, Corporate Treasurer, Tel: (615) 373-7774.

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